Exhibit 10.23

April 4, 2019

Thomas Boyle, CFO

Psyop Media Company

45 Howard Street FL 5

New York, NY 10013

RE: Loans 2015040008, 2012020012

Dear Tom:

You have made us aware that the financial results for Fiscal Year ended 12/31/18 revealed that you are in violation of financial covenant requirements of your Loan Documents. Psyop Media Company, LLC and Subsidiaries on a combined basis have violated the following covenants:

●	maintain a Minimum Debt Service Coverage Ratio (“DSCR”), as defined in your Loan Documents of at least 1.25x

●	maintain a maximum Leverage Ratio (“MLR”), as defined in your Loan Documents of no more than 2.00x

The breach of this covenant is an Event of Default under your Loan Documents. Upon the existence of any Event of Default, Bridgehampton National Bank (“BNB”) may impose the Default Interest Rate until the Event of Default is cured or the entire debt is repaid. Although BNB has elected not to impose the Default Interest Rate of interest at this time, this action shall not be deemed a waiver of BNB’s rights to declare a future default, to impose the Default Interest Rate or to Demand and Accelerate the full amount of the remaining Obligation in the future, for this or any other Event of Default under the Loan Documents or any other obligation you may have to BNB. Nothing contained herein shall be deemed a waiver or limitation of BNB’s rights or remedies under the applicable Loan Documents executed by you or any of your Guarantors or under applicable law, including BNB’s right to take any action with respect to any collateral securing your liabilities as may be permitted.

This letter is without prejudice to, and fully and specifically reserves, any and all of the rights and remedies of BNB, under the Loan Documents, at law or otherwise. Any agreement, commitment or assurance or intention of BNB with respect to any aspect of the Loan Documents shall be effective only if in writing and duly executed by BNB.

BNB hereby agrees to waive the above cited violation(s), subject to the conditions that:

1.

The waiver set forth in this letter is specifically limited to the violation(s) cited above and does not constitute an amendment of the Covenants for any other period or of any other provision of any Loan document;

2.	BNB specifically reserves the right to enforce the Loan Documents with respect to any future violation of the Covenants cited above or any other covenant or any other provision of any Loan Document;

3.	All other terms and conditions of the Loan documents remain in full force and effect; and

4.	After giving effect to the waiver herein no Default or Event of Default presently exists.

If you have any questions, please contact me.

Sincerely,

/s/ JoAnn Bello
JoAnn Bello, SVP

Commercial Lending

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